Exhibit 99.(e)(2)

Exhibit (e) (2) Addendum to Distribution Agreement

Addendum to Distribution Agreement Dated

December 12, 2005

By and Among

ALPS Distributors, Inc.

and

Financial & Investment Management Group, Ltd.

and

Utopia Funds

THIS ADDENDUM is made as of April 9, 2007, by and among ALPS Distributors, Inc. (“ADI”), Financial & Investment Management Group, Ltd. (the “Advisor”) and Utopia Funds (the “Fund”).

WHEREAS, ADI, the Advisor and the Fund have entered into a Distribution Agreement (the “Agreement”) dated December 12, 2005;

WHEREAS, effective April 9, 2007, ADI will move to 1290 Broadway, Suite 1100, Denver, CO 80203.

WHEREAS, in light of the foregoing, ADI, the Advisor and the Fund wish to modify the provisions of the Agreement to reflect ALPS’ new address.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       ADI’s Address.  All references to ADI’s address as 1625 Broadway, Suite 2200, Denver, CO 80202 within the Agreement shall be replaced with references to 1290 Broadway, Suite 1100, Denver, CO 80203.

2.                                       Remainder of the Agreement.  All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Addendum has been executed by a duly authorized representative of each of the parties hereto as of the date of the Addendum first set forth above.

ALPS Fund Services, Inc.		Financial & Investment Management
Group, Ltd

By:	/s/ Jeremy O. May	By:	/s/ Paul Sutherland
Name:	Jeremy O. May	Name:	Paul Sutherland
Title:	Managing Director	Title:	President

Utopia Funds

		By:	/s/ Jon Mohrhardt
		Name:	Jon Mohrhardt
		Title:	Treasurer